FROM:       Franklin Resources, Inc.
            Tel:  415-312-4701
            Contact: Holly Gibson

            Heine Securities Corporation
            Tel:  201-912-2088
            Contact: Elizabeth Cohernour


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                                                           For Immediate Release

                 Franklin Resources, Inc. and Heine Securities
                         Corporation Merger Completed

            San Mateo, CA, November 1, 1996 -- Franklin Resources, Inc. (NYSE:BEN) and Heine Securities Corporation today announced that the board of directors and shareholders of Mutual Series Fund Inc. had approved new investment management agreements with Franklin Mutual Advisers, Inc., a newly-formed subsidiary of Franklin Resources, Inc., and that the merger of business transaction with Franklin had become effective with the opening of business on November 1, 1996 in accordance with the agreement announced June 25, 1996.

            Charles B. Johnson, president of Franklin Resources, commented, "We are delighted that the transaction is complete and we look forward to working with our new partners at Mutual Series."

            Michael Price, president of Heine Securities, added, "We couldn't be happier with our new corporate partners. Our team is enthusiastic about the combination and we think that both existing and new shareholders will see benefits from this transaction."

            With the completion of the transaction, Franklin Mutual Advisers, Inc. will serve as investment advisor to Franklin Mutual Series Fund Inc., formerly known as Mutual Series Fund Inc. The funds will now offer multiple class shares with various sales charges comparable to other funds in the Franklin Templeton Group. Shareholders of record in Mutual Series at the close of business on October 31, 1996 will be able to continue to purchase additional shares of the Mutual Series funds without a sales charge.

            The Franklin Templeton Group, known for its domestic fixed-income and international equity products, had over $151 billion in assets under management as of September 30, 1996. Mutual Series Fund, which is known for its expertise in equity investing, had approximately $17.5 billion in assets under management as of September 30, 1996. Franklin's headquarters are located at 777 Mariners Island Blvd., San Mateo, CA 94404.

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